Syndicated Community Offering 2 nd Step Conversion June 2010 Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-165416

Forward Looking Statements
This presentation is for informational purposes only and does not constitute an offer to sell nor a solicitation of an offer to buy shares of common stock of Fox Chase Bancorp, Inc.  The offer is made only by the prospectus, as supplemented.
Please refer to the prospectus dated May 14, 2010 and the prospectus supplement dated
June 17, 2010.
The shares of common stock of Fox Chase Bancorp, Inc. are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.
Fox Chase Bancorp, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov.
Alternatively, the issuer, any
underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1.866.300.4332.

Forward Looking Statements
This presentation and the accompanying commentary may contain “forward-
looking statements” that may be identified by use of such words as “believe,”
“expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”
Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation;
and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-
looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-
looking statements can be guaranteed. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Offering Summary
5.0% ($4,356,250 at minimum and $5,125,000 at
midpoint)
Maximum Purchase Limitations
(Individual & Group)
Issuer Fox Chase Bancorp, Inc.
Listing/ Ticker NASDAQ / FXCB**
Shares Offered* 8,712,500 - 10,250,000
Price Per Share $10.00
Gross Proceeds* $87.1 - $102.5 million
Pro Forma Shares Outstanding* 14,550,409 - 17,118,128
Price/ Tangible Book Value* 72.05% - 79.37%
Bookrunning Manager Stifel Nicolaus
Co-Managers
Janney Montgomery Scott LLC
Sterne, Agee & Leach, Inc
Expected Close Late June
*Range of values shown from the minimum to the midpoint of the offering
**Will trade as FXCBD for the first 20 trading days

Overview of the Conversion
Structure Following the
Conversion and Offering
Fox Chase
Bancorp, Inc.
(100%); (Maryland)
Public
shareholders
(100%)
Fox Chase Bank
Current Ownership Structure
Fox Chase
Bancorp, Inc.
(100%)
Fox Chase
MHC
(59.9%)
Fox Chase Bank
Public
shareholders
(40.1%)

6 Corporate Overview

Corporate Overview
Fox Chase Bank is a federally chartered savings bank established in 1867 in the Fox Chase section of Philadelphia, PA
Offers traditional banking services and products from eleven branch offices in Bucks, Montgomery, Chester, Delaware and Philadelphia
Counties in Pennsylvania and Atlantic and Cape May Counties in New
Jersey
In September 2006, reorganized into a stock savings bank with a mutual holding company structure.  We offered a 45% minority interest in Fox
Chase Bancorp to our depositors raising $62 million
As of March 31, 2010 ($ in millions):
Total Assets:  $1,156
Total Loans; Net:  $645
Total Deposits: $846
Tangible Equity: $125
Tang. Equity / Tang. Assets: 10.83%
Nonperforming Assets / Total Assets: 2.91%
Loan to Deposit Ratio: 77.50%
Efficiency Ratio (Qtr. Ended 3/31/2010) 75.73%
Source: Company filing

Experienced Management
Our Directors and Executive officers are expected to own approximately 574,000 shares of
Fox Chase Bancorp after the offering, which would equal 3.4% of our outstanding shares at the midpoint of the offering range
Source: Company filing
Name Age Title
Financial
Experience
Management Team
Thomas M. Petro 51
President and Chief Executive Officer 30
Jerry D. Holbrook 54 Executive Vice President, Chief Operating Officer 25
Roger S. Deacon 46 Executive Vice President, Chief Financial Officer 25
Michael S. Fitzgerald 46 Executive Vice President and Chief Lending Officer 24
Keiron G. Lynch 52
Executive Vice President and Chief Payments Officer 30
Board of Directors
Richard M. Eisenstaedt 64 Chairman of Fox Chase Bancorp, Inc.; General Counsel Eastern University
Roger H. Ballou 58 President and CEO of CDI Corp. (NYSE: CDI)
Richard E. Bauer 66 Retired Executive of Columbian Financial Group
Todd S. Benning 49 Founding Shareholder, Dunlap and Associates, PC (CPA Firm)
Anthony A. Nichols Sr. 70 Chairman Emeritus, Brandywine Realty Trust (NYSE: BDN)
Thomas M. Petro 51 President and CEO of Fox Chase Bancorp, Inc.
RoseAnn B. Rosenthal 59 President and CEO of Ben Franklin Technology Partners of Southeastern PA
Peter A. Sears 71 Retired Assistant General Counsel of GlaxoSmithKline (NYSE: GSK)

Recent History
Prior to 2004, Fox Chase operated as a traditional thrift with high levels of one-
to-four family loans (including single-family construction) primarily funded with certificates of deposits – result low margin
In 2004 and 2005, the OTS issued Cease and Desist Order (C&D) due to $91 million in criticized and classified assets, inadequate lending procedures and low capital levels
New management team and new board brought in 2005 with commercial banking and public company experience.  At December 31, 2004, Fox Chase had:
$900 million assets
$91 million criticized and classified assets
$59 million stockholders’ equity
Turnaround strategy implemented in 2005 and 2006:
Aggressively workout problem loans
Shrink balance sheet to restore capital ratios (C&D rescinded in June 2006)
Undertake Conversion (completed first step on September 29, 2006)
Improved internal control environment

Momentum After 1st Step Conversion
Organic loan growth – 21% CAGR
Deposits – 13% CAGR
Built commercial banking platform
Hired experienced lending and credit teams
Pre-tax, pre-provision profit momentum

Reasons for Conversion
Transform the Company to a fully converted public entity:
Provides flexibility for strategic initiatives
Eliminate regulatory risk associated with Mutual Holding Company structure
Raise additional capital to support organic loan growth
Potentially acquire other financial institutions or financial services companies
A more liquid and active market for our common stock

Business Strategy
Relationship banking with commercial focus
Generate high quality earnings growth through asset diversification
Improve asset quality:
Continue conservative underwriting practices
Tightened underwriting standards as needed
Created Special Asset Department to actively address and resolve problem assets
Grow deposits by:
Focusing on core deposits
Cash management products for business customers
Online distribution channel
Continued expense management
Maintain strong balance sheet:
Appropriate level of capital and reserves

PA
Lahaska
Warminster
Richboro
Hatboro
Willow Grove
Philadelphia
West Chester
Media
NJ
Egg Harbor Twp.
Ocean City
Marmora

Philadelphia represents the fifth
largest MSA in the United States
Bucks, Montgomery and Chester
County are the three highest median
household income counties in
Pennsylvania
Region characterized by highly
diversified service industries
Attractive Market Area
Source: SNL as of June 30, 2009
County Rank Branches
Deposits
($M)
Deposit
Market
Share(%)
Median
HH
Income
2009
($)
Projected
HH Income
Change
2009-2014
(%)
Philadelphia 14 1 298.2 0.62 41,408 9.65
Bucks 16 3 236.3 1.69 79,444 4.95
Montgomery 20 2 174.9 0.80 80,212 5.01
Chester 31 1 43.2 0.42 87,308 7.36
Delaware 36 1 15.4 0.14 66,300 5.25
PA Totals 8 768.0
Atlantic 14 1 55.9 1.26 55,982 6.57
Cape May 11 2 38.6 1.48 54,354 7.34
NJ Totals 3 94.5
Aggregate: Entire State of New Jersey 72,809 5.61
Aggregate: Entire State of Pennsylvania 53,225 4.87
Aggregate: National 54,719 4.06

14 Financial Highlights

Strong Performance Indicators
Source: Company filing
1. Commercial loans include commercial real estate, commercial & industrial and construction loans
2. 2006 includes charge of $1.5 million for contribution made to the Fox Chase Charitable Foundation
Balance Sheet Measures ($ millions) 12/31/2006 12/31/2009 3-yr CAGR
Assets $757 $1,174 16%
Loans, Net 356 631 21%
Commercial Loans / Total Loans
(1)
18% 47% NM
Deposits $597 $858 13%
Year Ended
Operating Measures ($000's)
12/31/2006 12/31/2009
Net Interest Income $16,718 $23,763 12%
Non-Interest Expense
(2)
19,867 20,333 1%
Pre-Tax, Pre-Provision Profit
(2)
(1,076) 7,197 NM
Efficiency Ratio
(2)
105.8% 79.9% NM

Growing Balance Sheet (Total Assets)
Source: Company filing
Cash and Cash Equivalents Securities Net Loans Other Assets
$0
$200
$400
$600
$800
$1,000
$1,200
$1,400
12/31/2004 12/31/2005 12/31/2006 12/31/2007 12/31/2008 12/31/2009 3/31/2010
$M's
$900
$781
$757
$813
$931
$1,174
$1,156

Successful Loan Portfolio Diversification
Source: Company filing (Gross loans prior to allowance for loan losses)
One-to four-family Commercial real estate Construction
Consumer Commercial and Industrial
$0
$100
$200
$300
$400
$500
$600
$700
12/31/2004 12/31/2005 12/31/2006 12/31/2007 12/31/2008 12/31/2009 3/31/2010
$M
$375.3
$359.0
$450.7
$594.9
$641.9
$655.7
$498.6

Credit Quality Migration / Quarterly
Source: Company filing
Recent trends indicate decline in delinquencies
($000's)
3/31/09 6/30/09 9/30/09 12/31/09 3/31/10
Net Charge-offs 145 $             6 $                  32 $                4,524 $          775 $
NCOs / Avg. Loans 0.10% 0.00% 0.02% 2.83% 0.49%
Loan Loss Reserves 6,510 $          7,071 $          8,489 $          10,605 $        10,721 $
LLR / Gross Loans 1.05% 1.12% 1.32% 1.65% 1.63%
LLR / NPLs 99.62% 91.68% 52.35% 35.73% 37.59%
Non-Performing Loans 6,535 $          7,713 $          15,816 $        29,079 $        28,523 $
Accruing Loans Past Due 90 days or More -                      -                      400                 601                 -
Assets Acquired Through Foreclosure -                      -                      -                      4,052             5,076
Total NPAs 6,535 $          7,713 $          16,216 $        33,732 $        33,599 $
NPAs / Assets 0.58% 0.66% 1.37% 2.87% 2.91%
Delinquencies
30-89 Days Past Due 3,196 $          7,054 $          11,283 $        3,575 $          1,071 $

Proactively Addressing Credit Quality
Formed a Special Assets Department in 2009:
Run by Chief Operating Officer and three senior loan and credit officers
Frequent review of classified and watch list credits
Specific action plans and resolution strategies for each credit
Strong capital position allows us to pursue best economic outcome
Early monitoring and identification of potential problem loans:
Third party external loan review
Commercial real estate stress testing
Ongoing enhancements to credit policy; focus on cash flow lending

Nonperforming and 90+DPD by State
The following breaks out the Company’s nonperforming loans and accruing loans past due 90 days or more by state at March 31, 2010
Source: Company filing
One-to four-family
real estate
Multi family and
commercial real
estate Construction Consumer
Commercial and
Industrial Total
Number
of Loans Amount
Number
of Loans Amount
Number
of Loans Amount
Number
of Loans Amount
Number
of Loans Amount
Number
of Loans Amount
($000's)
Pennsylvania 4 $      754 1 $   2,179 2 $   1,983 1 $        59 1 $      318 9 $   5,293
New Jersey 7 7,502 4 3,968 2 9,183 4 543 1 250 18 21,446
Delaware - - - - 1 1,784 - - - - 1 1,784
Total 11 $   8,256 5 $   6,147 5 $ 12,950 5 $      602 2 $      568 28 $ 28,523

Fox Chase Bancorp, Inc.

13% Annual CAGR (2006-2009)

$0
$250
$500
$750
$1,000
12/31/2004 12/31/2005 12/31/2006 12/31/2007 12/31/2008 12/31/2009 3/31/2010
Noninterest-bearing Demand Deposits NOW Accounts Money Market Accounts
Savings and Club Accounts Time Deposits
$M
$585.6
$608.5
$858.3
$846.2
3.50%
3.11% 2.58% 2.15%
$596.5
$682.3
3.00% 2.57%
$805.3
2.34%
Cost of
Deposits
Improving Deposit Portfolio Diversification
Source: Company filing
From December 31, 2008 to March 31, 2010:
Core deposits increased 45% from $235 million to $341 million
Noninterest-bearing Demand Deposits increased 41% from $47 million to $66 million

Conservative Investment Portfolio
Source: Company filing
91% of portfolio in Agency Mortgage Related Securities (current yield = 3.66%)
Consistent stream of monthly cash flows
Unrealized net gain of $11.2 million (2.9% of portfolio)
Only 16 securities in gross unrealized loss position totaling $589,000
Only 1 security classified as other-than-temporary credit impairment
Fair Amortized Unrealized % of
($000s)
Value Cost Gains/ (Losses) Portfolio
As of March 31, 2010
Obligations of U.S. government agencies 303 $                   302 $                   1 $                       0.08%
State and political subdivisions
8,614                   8,513                   101                      2.17%
Corporate securities
10,044                 9,898                   146                      2.53%
18,961                 18,713                 248                      4.77%
Private label residential mortgage related security 189                      609                      (420)                    0.05%
Private label commercial mortgage related securities
17,440                 16,975                 465                      4.39%
Agency residential mortgage related securities 360,574              349,673              10,901                 90.79%
Total mortgage related securities
378,203              367,257              10,946                 95.23%
Total securities 397,164 $           385,970 $           11,194 $             100.00%

Fox Chase has demonstrated increasing pre-tax, pre-provision profit
The Company is experiencing the benefit of operating leverage
Core Earnings Momentum
Source: Company filing
$(1,076)
$2,815
$4,280
$7,197
$7,660
($2,000)
($1,000)
$0
$1,000
$2,000
$3,000
$4,000
$5,000
$6,000
$7,000
$8,000
$9,000
12/31/06 12/31/07 12/31/08 12/31/09 Twelve Months
Ended 3/31/10
$000's

Consistent Increases in Annual Net
Interest Income
Source: Company filing
$16,718
$18,807
$21,823
$23,763
$24,399
$10,000
$15,000
$20,000
$25,000
12/31/2006 12/31/2007 12/31/2008 12/31/2009 Twelve Months
Ended 3/31/10
$000's

25
Successful Expense Management
The Company’s annual expenses, excluding FDIC premiums, have decreased since 2006
Source: Company filing
Year Ended December 31, % Change
2006 2007 2008 2009 06/07 07/08 08/09
(Dollars in thousands)
Salaries & Benefits 9,194 $      9,949 $      11,313 $    11,503 $    8.2% 13.7% 1.7%
Occupancy 1,496         1,828         1,879         1,825         22.2    2.8    (2.9)
Furniture and Equipment 1,060         940            899            724            (11.3)   (4.4)   (19.5)
Data Processing Costs 1,514         1,537         1,610         1,518         1.5    4.7    (5.7)
Professional Fees 1,781         1,846         1,124         1,107         3.6    (39.1)   (1.5)
Marketing Expense 621            645            463            346            3.9    (28.2)   (25.3)
FDIC Premiums 796            84              176            1,795         (89.4)   109.5    919.9
Other 3,405         1,859         1,484         1,515         (45.4)   (20.2)   2.1
Total Noninterest Expense 19,867 $    18,688 $    18,948 $    20,333 $    (5.9%) 1.4% 7.3%
Total w/o FDIC Premiums 19,071 $    18,604 $    18,772 $    18,538 $    (2.4%) 0.9% (1.2%)

Capital Management Strategies
Organic balance sheet growth
Grow by acquisitions
Pay cash dividends
Repurchase stock
Fox Chase repurchased 16.4% of originally issued minority shares
12/31/09
Pro forma
for the
Minimum
Bank:
Tier 1 leverage capital: 8.51% 11.18%
Total risk-based capital: 16.57% 21.77%
Corporate:
Total stockholders' equity/
Total assets 10.53% 19.67%

Offering Overview
*See pages 37-40  in the prospectus for certain assumptions used in pro forma calculations.
(Pricing Ratios are on a pro forma basis, at or for the year ended 3/31/10)
($000's, except for per share data)
MINIMUM MIDPOINT
Shares Offered 8,712,500              10,250,000
Offer price per share $10.00 $10.00
Gross Proceeds $87,125 $102,500
Shares issues in exchange for shares of Fox Chase Bancorp 58,379 68,681
Pro forma market capitalization $145,504 $171,181
Pro forma net income $567 $569
Pro forma net income per share $0.04 $0.04
Pro forma stockholders' equity $201,912 $215,692
Less: intangible assets 0.00 0.00
Pro forma tangible stockholders' equity $201,912 $215,692
Pro forma stockholders' equity per share $13.88 $12.60
Pro forma tangible stockholders' equity per share 13.88 12.60
Offering price to pro forma stockholders' equity per share 72.05% 79.37%
Offering price to pro forma tangible stockholders' equity per share 72.05% 79.37%

Pro Forma Valuation vs. Peers
Fox Chase Bancorp, Inc* Market Area Appraisal Peer
Minimum Midpoint Peers Median
(1)
Group Median
(2)
Price/ Book 72.0% 79.4% 101.4% 93.7%
Price/ Tangible Book 72.0% 79.4% 123.5% 95.3%
Price/ Earnings N/M N/M 13.8x 26.2x
Market Capitalization ($M) $145.5 $171.2 $144.8 $89.2
*Data is pro forma based on the minimum and midpoint of the offering.  Pricing Data as of 6/11/10.
1.
Market Area peers are publicly traded banks and thrifts in PA with assets between $1 - $4.5 billion.  They include the following: STAB, METR, OCFC,
PGC, CNBC, CBNJ, UVSP, ESBF, PVSA, TOBC, FNCB, CZNC, VIST, ORRF, RBPAA, ABBC & CCNE
2.
The peer group was chosen by FinPro and includes: ABBC, BFED, CBNJ, ESSA, HARL, HIFS, LEGC, LSBX, UNBK & WFD

Stock Price Performance Since IPO
Since Fox Chase’s IPO, the Company has outperformed the Nasdaq Bank Index
Source: SNL
Data as of 6/11/10
(80%)
(60%)
(40%)
(20%)
0%
20%
40%
60%
10/2/06 2/2/07 6/2/07 10/2/07 2/2/08 6/2/08 10/2/08 2/2/09 6/2/09 10/2/09 2/2/10 6/2/10
FXCB NASDAQ Bank S&P 500
(46.0%)
(18.3%)
5.5%

Why Invest in Fox Chase
Experienced new management team and board has re-positioned the bank for growth
Attractive market area
Solid growth in pre-tax, pre-provision profit
Margin expansion opportunity:
Organic loan growth
Deposit re-pricing
Asset mix shift (increasing loan-to-deposit ratio)
Effectively addressed credit issues and managed expenses to obtain operating leverage
Management well versed in capital management strategies
Strong balance sheet
Attractively priced relative to peers

31